Exhibit 99.1

Microsoft Reports Record Fourth-Quarter and Full-Year Revenue

Enterprise demand fuels continued Microsoft growth with significant product launches ahead.

REDMOND, Wash. – July 19, 2012 – Microsoft Corp. today announced quarterly revenue of $18.06 billion for the quarter ended June 30, 2012. Operating income and loss per share for the quarter were $192 million and $0.06 per share.

The financial results reflect the previously announced non-cash, non-tax-deductible income statement charge of $6.19 billion for the impairment of goodwill and the deferral of $540 million of revenue related to the Windows Upgrade Offer. Adjusting for these items, non-GAAP fourth quarter revenue, operating income, and earnings per share were $18.60 billion, $6.93 billion, and $0.73 per share, which represented increases of 7%, 12%, and 6%, respectively, over the prior year period.

Three Months Ended June 30,
($ in millions, except per share amounts)
	2011 As Reported (GAAP)	2012 As Reported (GAAP)		Goodwill Impairment	Deferred Revenue	2012 As Adjusted (Non-GAAP)	% Y/Y (GAAP)	% Y/Y (Non-GAAP)
Revenue	$17,367		$18,059		$540	$18,599	4%	7%
Operating Income	$6,171		$192	$6,193	$540	$6,925	-97%	12%
EPS	$0.69	-$	0.06	$0.73	$0.06	$0.73	*	6%

*	Not meaningful

“We delivered record fourth quarter and annual revenue, and we’re fast approaching the most exciting launch season in Microsoft history,” said Steve Ballmer, chief executive officer of Microsoft. “Over the coming year, we’ll release the next versions of Windows, Office, Windows Server, Windows Phone, and many other products and services that will drive our business forward and provide unprecedented opportunity to our customers and partners.”

“The combination of solid revenue growth and rigorous cost discipline drove double-digit operating income growth for the quarter, adjusting for the goodwill impairment and deferred revenue,” said Peter Klein, chief financial officer of Microsoft. “We are focusing our resources in strategic areas that will deliver shareholder value and long-term growth opportunities.”

For Microsoft’s fiscal year 2012, the company’s revenue, operating income, and earnings per share were $73.72 billion, $21.76 billion, and $2.00 per share. Adjusting for the goodwill impairment charge and deferred revenue, non-GAAP fiscal year 2012 revenue, operating income, and earnings per share were $74.26 billion, $28.50 billion, and $2.78 per share, which represented increases of 6%, 5%, and 5%, respectively, over adjusted non-GAAP fiscal year 2011 figures.

Twelve Months Ended June 30,
($ in millions, except per share amounts)
	2011 As Reported (GAAP)	2011 Tax Settlement	2011 As Adjusted (Non-GAAP)	2012 As Reported (GAAP)	Goodwill Impairment	Deferred Revenue	2012 As Adjusted (Non-GAAP)	% Y/Y (GAAP)	% Y/Y (Non-GAAP)
Revenue	$69,943		$69,943	$73,723		$540	$74,263	5%	6%
Operating Income	$27,161		$27,161	$21,763	$6,193	$540	$28,496	-20%	5%
EPS	$2.69	$0.05	$2.64	$2.00	$0.73	$0.06	$2.78	-26%	5%

*	Totals do not foot due to rounding

The Server & Tools business revenue grew 13% for the fourth quarter and 12% for the full year. Enterprises are purchasing SQL Server and System Center to support their mission critical workloads and build their business intelligence and private cloud infrastructure. Windows Server 2012 will be available this September.

The Microsoft Business Division revenue grew 7% for the fourth quarter and 7% for the full year reflecting continued momentum in Office 2010 sales. Office is now installed on more than 1 billion PCs around the world. Earlier this week, we announced the customer preview of the new Microsoft Office.

The Windows & Windows Live Division revenue declined 13% for the fourth quarter and 3% for the full year. Adjusting for the impact of the Windows Upgrade Offer, Windows Division non-GAAP revenue declined 1% for the fourth quarter and 1% for the full year. Windows 7 adoption continued with more than 50% of worldwide enterprise desktops now running Windows 7. The next version of Windows will release to manufacturing this August and will become generally available October 26, 2012.

The Online Services Division revenue grew 8% for the fourth quarter and 10% for the full year reflecting growth in our search business. Bing organic U.S. search market share was 15.6% for the month of June 2012, up 120 points from the prior year period.

The Entertainment and Devices Division revenue grew 20% for the fourth quarter and 8% for the full year primarily reflecting the addition of Skype. Xbox has now been the top-selling console in the U.S. for 18 consecutive months. During the year, Xbox launched new television and video partnerships for Xbox LIVE, and announced Xbox SmartGlass, which connects phones, PCs, and tablets with the Xbox 360 console to enable more interactive and engaging entertainment.

“Delivering a record year takes great products, solutions, services, and tremendous execution by our people,” said Kevin Turner, chief operating officer of Microsoft. “Our enterprise business is firing on all cylinders and we couldn’t be more excited about the wave of innovation and new releases that position us well for the coming years.”

Business Outlook

Microsoft reaffirms fiscal year 2013 operating expense guidance of $30.3 billion to $30.9 billion.

Webcast Details

Peter Klein, chief financial officer, Frank Brod, chief accounting officer, and Bill Koefoed, general manager of Investor Relations, will host a conference call and webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/investor. The webcast will be available for replay through the close of business on July 19, 2013.

Adjusted Financial Results and Non-GAAP Measures

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information to aid investors in better understanding the company’s performance. For fourth quarter fiscal year 2012 revenue, operating income, and earnings per share growth, we included the impact of revenue deferred during the fourth quarter of fiscal year 2012 relating to the Windows Upgrade Offer and excluded the impact of the goodwill impairment charge in the fourth quarter of fiscal year 2012. For full year fiscal year 2012 revenue, operating income, and earnings per share growth, we included the impact of revenue deferred during the fourth fiscal quarter of fiscal year 2012 relating to the Windows Upgrade Offer, excluded the impact of the goodwill impairment charge in the fourth quarter of fiscal year 2012, and excluded the impact of the tax settlement benefit in the third quarter of fiscal year 2011. Presenting these measures without the impact of these items gives additional insight into operational performance and helps clarify trends affecting the company’s business. For comparability of reporting, management considers this information in conjunction with GAAP amounts in evaluating business performance. These non-GAAP financial measures should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	intense competition in all of Microsoft’s markets;

•	execution and competitive risks in transitioning to cloud-based computing;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	cyber-attacks and security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	improper disclosure of personal data that could result in liability and harm to Microsoft’s reputation;

•	outages and disruptions of services provided to customers directly or through third parties if Microsoft fails to maintain an adequate operations infrastructure;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not gain customer acceptance and produce offsetting increases in revenue;

•

unfavorable changes in general economic conditions, disruption of our partner networks or sales channels, or the availability of credit that affect demand for Microsoft’s products and services or the value of our investment portfolio;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	quality or supply problems in Microsoft’s consumer hardware or other vertically integrated hardware and software products;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geopolitical conditions, natural disaster, cyber-attack or other catastrophic events disrupting Microsoft’s business; and

•	acquisitions, joint ventures and strategic alliances that adversely affect the business.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/investor.

All information in this release is as of July 19, 2012. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Bill Koefoed, general manager, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news/. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts) (Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011

Revenue	$18,059	$17,367	$73,723	$69,943
Operating expenses:
Cost of revenue	4,163	3,708	17,530	15,577
Research and development	2,594	2,393	9,811	9,043
Sales and marketing	3,781	3,916	13,857	13,940
General and administrative	1,136	1,179	4,569	4,222
Goodwill impairment	6,193	0	6,193	0

Total operating expenses	17,867	11,196	51,960	42,782

Operating income	192	6,171	21,763	27,161
Other income	167	148	504	910

Income before income taxes	359	6,319	22,267	28,071
Provision for income taxes	851	445	5,289	4,921

Net income (loss)	$(492)	$5,874	$16,978	$23,150

Earnings (loss) per share:
Basic	$(0.06)	$0.70	$2.02	$2.73
Diluted	$(0.06)	$0.69	$2.00	$2.69

Weighted average shares outstanding:
Basic	8,388	8,429	8,396	8,490
Diluted	8,388	8,521	8,506	8,593

Cash dividends declared per common share	$0.20	$0.16	$0.80	$0.64

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions) (Unaudited)
June 30,	2012	2011
Assets
Current assets:
Cash and cash equivalents	$6,938	$9,610
Short-term investments (including securities loaned of $785 and $1,181)	56,102	43,162

Total cash, cash equivalents, and short-term investments	63,040	52,772
Accounts receivable, net of allowance for doubtful accounts of $389 and $333	15,780	14,987
Inventories	1,137	1,372
Deferred income taxes	2,035	2,467
Other	3,092	3,320

Total current assets	85,084	74,918
Property and equipment, net of accumulated depreciation of $10,962 and $9,829	8,269	8,162
Equity and other investments	9,776	10,865
Goodwill	13,452	12,581
Intangible assets, net	3,170	744
Other long-term assets	1,520	1,434

Total assets	$121,271	$108,704

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,175	$4,197
Current portion of long-term debt	1,231	0
Accrued compensation	3,875	3,575
Income taxes	789	580
Short-term unearned revenue	18,653	15,722
Securities lending payable	814	1,208
Other	3,151	3,492

Total current liabilities	32,688	28,774
Long-term debt	10,713	11,921
Long-term unearned revenue	1,406	1,398
Deferred income taxes	1,893	1,456
Other long-term liabilities	8,208	8,072

Total liabilities	54,908	51,621

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital – shares authorized 24,000; outstanding 8,381 and 8,376	65,797	63,415
Retained earnings (deficit), including accumulated other comprehensive income of $1,422 and $1,863	566	(6,332)

Total stockholders’ equity	66,363	57,083

Total liabilities and stockholders’ equity	$121,271	$108,704

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

(In millions) (Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Operations
Net income (loss)	$(492)	$5,874	$16,978	$23,150
Adjustments to reconcile net income (loss) to net cash from operations:
Goodwill impairment	6,193	0	6,193	0
Depreciation, amortization, and other	797	689	2,967	2,766
Stock-based compensation expense	520	544	2,244	2,166
Net recognized losses (gains) on investments and derivatives	(126)	15	(200)	(362)
Excess tax benefits from stock-based compensation	(9)	(3)	(93)	(17)
Deferred income taxes	672	326	954	2
Deferral of unearned revenue	14,279	11,896	36,104	31,227
Recognition of unearned revenue	(9,354)	(7,746)	(33,347)	(28,935)
Changes in operating assets and liabilities:
Accounts receivable	(5,007)	(4,886)	(1,156)	(1,451)
Inventories	263	(303)	184	(561)
Other current assets	(445)	(772)	493	(1,259)
Other long-term assets	(212)	(110)	(248)	62
Accounts payable	349	293	(31)	58
Other current liabilities	517	28	410	(1,146)
Other long-term liabilities	(268)	97	174	1,294

Net cash from operations	7,677	5,942	31,626	26,994

Financing
Short-term debt repayments, maturities of 90 days or less, net	0	0	0	(186)
Proceeds from issuance of debt, maturities longer than 90 days	0	0	0	6,960
Repayments of debt, maturities longer than 90 days	0	0	0	(814)
Common stock issued	278	180	1,913	2,422
Common stock repurchased	(1,030)	(1,256)	(5,029)	(11,555)
Common stock cash dividends paid	(1,678)	(1,350)	(6,385)	(5,180)
Excess tax benefits from stock-based compensation	9	3	93	17
Other	0	0	0	(40)

Net cash used in financing	(2,421)	(2,423)	(9,408)	(8,376)

Investing
Additions to property and equipment	(622)	(642)	(2,305)	(2,355)
Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(526)	(2)	(10,112)	(71)
Purchases of investments	(11,953)	(8,286)	(57,250)	(35,993)
Maturities of investments	2,453	1,905	15,575	6,897
Sales of investments	6,383	6,112	29,700	15,880
Securities lending payable	(397)	(37)	(394)	1,026

Net cash used in investing	(4,662)	(950)	(24,786)	(14,616)
Effect of exchange rates on cash and cash equivalents	(44)	20	(104)	103

Net change in cash and cash equivalents	550	2,589	(2,672)	4,105
Cash and cash equivalents, beginning of period	6,388	7,021	9,610	5,505

Cash and cash equivalents, end of period	$6,938	$9,610	$6,938	$9,610

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(In millions) (Unaudited)	Three Months Ended June 30,			Twelve Months Ended June 30,
	2012		2011	2012		2011
Revenue
Windows & Windows Live Division	$4,145	(1)	$4,743	$18,373	(1)	$19,033
Server and Tools	5,092		4,524	18,686		16,680
Online Services Division	735		680	2,867		2,607
Microsoft Business Division	6,291		5,873	23,991		22,514
Entertainment and Devices Division	1,779		1,487	9,593		8,915
Unallocated and other	17		60	213		194

Consolidated	$18,059		$17,367	$73,723		$69,943

Operating income (loss)
Windows & Windows Live Division	$2,397		$2,908	$11,460		$12,211
Server and Tools	2,095		1,686	7,431		6,290
Online Services Division	(6,672	)(2)	(745)	(8,121	)(2)	(2,657)
Microsoft Business Division	4,100		3,761	15,719		14,657
Entertainment and Devices Division	(263)		13	364		1,257
Corporate-level activity	(1,465)		(1,452)	(5,090)		(4,597)

Consolidated	$192		$6,171	$21,763		$27,161

(1)	Includes the impact of $540 million of revenue deferred as a result of the Windows Upgrade Offer.
(2)	Includes a goodwill impairment charge of $6.2 billion.

MICROSOFT CORPORATION

FOURTH QUARTER FINANCIAL HIGHLIGHTS

SUMMARY

Revenue this quarter was $18.1 billion, up 4% year over year, driven primarily by business demand for Microsoft’s desktop and infrastructure offerings. We saw strength in our Server and Tools business with revenue growth of 13% and in our Microsoft Business Division with revenue growth of 7%. Revenue in our Entertainment and Devices Division grew 20%, primarily reflecting the inclusion of Skype. Windows & Windows Live Division revenue declined 13% primarily due to the deferral of $540 million related to the Windows Upgrade Offer.

Enterprise demand for our products and services drove strong multi-year commitments resulting in multi-year licensing revenue growth of 14% and a record unearned revenue balance of $20.1 billion, up 17% over the prior year. As businesses invest in the Microsoft platform and our roadmap, they are doing so by attaching additional seats and additional products and services to their multi-year enterprise agreements.

Cost of revenue grew 12%, primarily reflecting payments made to Nokia related to joint strategic initiatives, the inclusion of Skype, and higher headcount-related expenses.

Operating expenses increased primarily due to a $6.2 billion goodwill impairment charge related to our OSD business. Excluding the goodwill impairment charge and changes in cost of revenue, other operating expenses were flat reflecting our ongoing cost management.

Our effective tax rate for the fourth quarter of fiscal year 2012 was 237% as compared to 7% for the fourth quarter of fiscal year 2011. Our effective tax rate increased over the prior year due mainly to the non-tax deductible goodwill impairment charge in the current year. Our effective tax rate for the fourth quarter of fiscal year 2011 was low due mainly to the reduction of our previously estimated effective tax rate for the year to reflect the actual full year mix of foreign and U.S. taxable income.

Operating income was $192 million for the quarter, and loss per share was $0.06.

SEGMENT INFORMATION

Windows & Windows Live Division

Windows Division revenue decreased $598 million or 13%, primarily reflecting the deferral of $540 million related to the Windows Upgrade Offer announced in the quarter. The offer provides consumers who buy qualifying Windows 7 PCs the option to purchase a downloadable upgrade to Windows 8 Pro for an estimated retail price of $14.99 during the promotion period. Qualifying purchases must be made between June 2, 2012 and January 31, 2013, and offers must be redeemed by February 28, 2013. The deferral impacted only the timing of revenue recognition and not cash flows from operations during the periods reported.

•	This quarter, we estimate the overall PC market was roughly flat. Business PCs were up 1% and consumer PCs were down 2%.

During the quarter, we launched the release preview of Windows 8. We have announced that Windows 8 will become generally available in October 2012.

Windows Division operating income decreased $511 million or 18% as a result of decreased revenue due to the revenue deferral and higher research and development expenses, offset in part by lower sales and marketing expenses.

Server and Tools

Server and Tools revenue increased $568 million or 13% this quarter, primarily driven by 22% growth in multi-year licensing revenue as customers continued to invest in Microsoft’s private, public, and hybrid cloud solutions.

•	Product revenue increased $431 million or 12%, driven primarily by growth in SQL Server and System Center.

•	Enterprise Services revenue grew $137 million or 15%, due to growth in both Premier product support and consulting services.

During the quarter, we launched SQL Server 2012 and System Center 2012. We also released an update to Windows Azure, which gives customers a choice of platform and infrastructure services and is designed to make it easier to build, migrate, and manage applications in the cloud.

Server and Tools operating income increased $409 million or 24%, primarily reflecting revenue growth, offset in part by higher headcount-related expenses associated with Enterprise Services.

Online Services Division

OSD revenue increased $55 million or 8% this quarter reflecting continued growth in search advertising revenue, offset in part by decreased display advertising revenue.

•	Bing organic U.S. search market share for the month of June 2012 was 15.6%, and grew 30 basis points quarter over quarter and 120 basis points year over year.

•

Bing-powered U.S. search market share, including Yahoo! properties, was approximately 26% for the month of June 2012, down 30 basis points quarter over quarter and down 100 basis points year over year.

OSD operating loss increased $5.9 billion primarily due to a goodwill impairment charge of $6.2 billion, which we recorded as a result of our annual goodwill impairment test in the fourth quarter of fiscal year 2012. The non-cash, non-tax-deductible charge related mainly to goodwill acquired through our 2007 acquisition of aQuantive, Inc. While our search business has been improving, our expectations for future growth and profitability for OSD are lower than our previous estimates. We do not expect the impairment charge to affect OSD’s ongoing business or financial performance.

Excluding the $6.2 billion goodwill impairment charge, OSD operating loss decreased $266 million or 36%, due to higher revenue and lower cost of revenue and sales and marketing expenses.

Microsoft Business Division

MBD revenue increased $418 million or 7% this quarter reflecting continued momentum in sales of the 2010 Microsoft Office system.

•

Business revenue increased $455 million or 9%, primarily reflecting growth in multi-year volume licensing revenue, licensing of the 2010 Microsoft Office system to transactional business customers, and a 7% increase in Microsoft Dynamics revenue.

•	Consumer revenue decreased $37 million or 4% primarily due to soft PC sales in developed markets, partially offset by a higher rate of Office on PCs shipped.

MBD operating income increased $339 million or 9%, primarily due to revenue growth, offset in part by higher research and development costs and higher cost of revenue.

On June 25, 2012, we announced that we had entered into a definitive agreement to purchase Yammer, Inc., for $1.2 billion. The agreement, which closed on July 18, 2012, will bring enterprise social networking features to our existing communication and collaboration products.

Entertainment and Devices Division

EDD revenue increased $292 million or 20%, primarily reflecting the addition of Skype. Within the Xbox platform:

•

We shipped 1.1 million Xbox 360 consoles compared to 1.7 million during the fourth quarter of fiscal year 2011. Even in the soft console market, Xbox 360 maintained its market share leadership position in the U.S.

•	Xbox LIVE membership increased more than 15% year over year as Xbox continued to add differentiated gaming and entertainment opportunities.

In June 2012, we announced that the next version of our Windows Phone operating system will be based on the same core as the Windows PC operating system. This will enable a wave of new mobile scenarios for consumers, developers, and IT professionals.

EDD operating income decreased $276 million, primarily reflecting higher operating expenses, offset in part by revenue growth. Cost of revenue increased primarily due to payments made to Nokia related to joint strategic initiatives and the addition of Skype. Research and development expenses increased primarily reflecting higher headcount-related expenses, including Skype.

Corporate-Level Activity

Corporate-level expenses decreased due mainly to lower legal costs and headcount-related expenses.

OPERATING EXPENSES

Cost of revenue increased $455 million or 12% primarily reflecting payments made to Nokia related to joint strategic initiatives, the inclusion of Skype, and higher headcount-related expenses primarily related to Enterprise Services.

Research and development expenses increased $201 million or 8%, primarily reflecting increased headcount-related expenses.

Sales and marketing expenses decreased $135 million or 3%, primarily reflecting decreased product advertising and decreased headcount-related expenses.

General and administrative expenses decreased $43 million or 4%, primarily due to lower legal costs, offset in part by increased headcount-related expenses.

OTHER INCOME

The components of other income were as follows:

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change
	2012	2011
Dividends and interest income	$227	$269	(16)%
Interest expense	(96)	(94)	(2)%
Net recognized gains on investments	212	100	112%
Net losses on derivatives	(86)	(115)	25%
Net losses on foreign currency remeasurements	(65)	(12)	*
Other	(25)	0	*

Total	$167	$148	13%

*	Not meaningful

Other income increased primarily reflecting increased net recognized gains on investments. Net recognized gains on investments increased primarily due to a gain recognized on the partial sale of our Facebook holding upon the initial public offering on May 18, 2012, offset in part by lower gains on sales of equity and fixed-income securities and higher other-than-temporary impairments.

UNEARNED REVENUE

The following table outlines the expected future recognition of unearned revenue as of June 30, 2012:

(In millions)
Three Months Ending,
September 30, 2012	$6,874
December 31, 2012	5,635
March 31, 2013	4,323
June 30, 2013	1,821
Thereafter	1,406

Total	$20,059

Unearned revenue by segment was as follows:

(In millions)
June 30,	2012	2011
Windows & Windows Live Division	$2,444	$1,782
Server and Tools	7,445	6,315
Microsoft Business Division	9,015	8,187
Other segments	1,155	836

Total	$20,059	$17,120

Windows & Windows Live Division unearned revenue at June 30, 2012 includes $540 million related to the Windows Upgrade Offer.

NON-GAAP RECONCILIATIONS

($ in millions)	Three Months Ended June 30,			Twelve Months Ended June 30,
	2012	2011	% Y/Y	2012	2011	% Y/Y
GAAP WWLD revenue	$4,145	$4,743	(13)%	$18,373	$19,033	(3)%
Deferred revenue	540	0		540	0

Non-GAAP WWLD revenue	$4,685	$4,743	(1)%	$18,913	$19,033	(1)%

($ in millions)	Three Months Ended June 30,			Twelve Months Ended June 30,
	2012	2011	% Y/Y	2012	2011	% Y/Y
GAAP OSD operating loss	$(6,672)	$(745)	*	$(8,121)	$(2,657)	*
Goodwill impairment	6,193	0		6,193	0

Non-GAAP OSD operating loss	$(479)	$(745)	36%	$(1,928)	$(2,657)	27%

*	Not meaningful